EXHIBIT 99.1

Whole Foods Market Acquires Seven Dominick's Leases

Transaction Significantly Expands Company's Chicagoland Presence

AUSTIN, Texas, Feb. 3, 2014 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFM) today announced the acquisition of leases from Safeway Inc. for seven locations formerly operated as Dominick's stores. Terms of the agreement were not disclosed.

"We are incredibly excited about this opportunity to quickly and significantly expand our presence in the greater Chicago area," said Michael Bashaw, Whole Foods Market Midwest Regional President. "These locations fit well with our 19 existing stores as well as the three stores currently in development.  We plan to remodel each store to reflect its community and look forward to offering fresh, natural and organic foods to a broader base of Chicago customers."

The Company expects the locations to remain closed for remodeling in 2014 and re-open as new Whole Foods Market stores in 2015. The transaction is expected to be slightly dilutive to earnings per share in fiscal year 2014, primarily due to the pre-opening rent associated with these new leases.  The Company will announce its first quarter earnings on February 12, 2014 and will offer additional information at that time.

The leases are for the following locations:

•	Edgewater	6009 N. Broadway Avenue
•	Lincoln Park	959 W. Fullerton Avenue
•	Streeterville	255 E. Grand Avenue
•	West Loop	1 N. Halsted Avenue
•	Elmhurst	215 S. Route 83
•	Evanston	2748 Green Bay Road
•	Willowbrook	6300 S. Kingery Highway

The Company has three stores in development in the Hyde Park and Englewood neighborhoods of Chicago and in Lake Forest with openings scheduled through calendar year 2017.

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (wholefoodsmarket.com) is the leading retailer of natural and organic foods and America's first national "Certified Organic" grocer. In fiscal year 2013, the Company had sales of approximately $13 billion and currently has over 370 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs over 78,000 team members and has been ranked for 17 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

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